EXHIBIT 99.1

[LOGO APPEARS HERE]

TDK MEDIACTIVE REPORTS FISCAL 2003 RESULTS

AND PROVIDES CORPORATE UPDATE

•	Reports FY ‘03 Net Loss of $8.3 Million on Record Net Revenue of $42.2 Million
•	Secures Expanded Loan Agreement Totaling $37 Million
•	Engages Europlay Capital Advisors as Financial Advisor

WESTLAKE VILLAGE, Calif. – May 14, 2003 – TDK Mediactive, Inc. (OTC BB: TDKM), a global publisher of entertainment software, today reported financial results for the three and twelve months ended March 31, 2003. The Company also announced an expanded loan agreement with TDK USA Corporation and the engagement of Europlay Capital Advisors as financial advisor to the Company.

Summary Financial Results (In thousands, except per share data)

	For the Three Months Ended March 31,
	2003	2002	% Change
Net Revenue	$3,161	$6,564	-52%
Income (loss) from Operations	$(5,970)	$12
Net loss	$(6,290)	$(189)
Basic Loss Per Share	$(0.27)	$(0.01)
Weighted Avg. Shares Outstanding	23,005	22,884

	For the Year Ended March 31,
	2003	2002
Net Revenue	$42,218	$31,464	+34%
Income (loss) from Operations	$(7,053)	$781
Net income (loss)	$(8,300)	$168
Basic/Diluted Earnings (loss) per share	$(0.36)	$0.01
Weighted Avg. Shares Outstanding	22,999	22,884

Fourth quarter net revenue declined 52% to $3.2 million versus $6.6 million a year ago. Fourth quarter results were impacted by continued slower than expected retail sales, higher than anticipated price competition and conservative inventory and reorder policies on the part of retailers. To respond to product pricing pressures, TDKM granted higher than anticipated price concessions to retail customers. Fourth quarter results were also impacted by higher SG&A costs related to an expanded management team and employee base and overhead costs required to support a higher number of product releases, as well as increased product amortization due to lower than anticipated sales volume and write-offs amounting to $900,000 for abandoned development projects in the quarter. The Company reported a net loss for the quarter of $6,290,000, or $0.27 per diluted share, compared to a net loss of $189,000, or $0.01 per diluted share, for the fourth quarter of fiscal 2002.

For the fiscal year ended March 31, 2003, TDK Mediactive’s net revenue increased 34% to $42.2 million, from $31.5 million a year ago. Reflecting challenging industry conditions, higher overhead and the write-offs of abandoned development projects amounting to $2.1 million during the year, the Company incurred a net loss for the fiscal year of $8.3 million, or $0.36 per diluted share, compared to net income of $168,000, or $0.01 per diluted share, for the fiscal year ended March 31, 2002.

Vincent Bitetti, chief executive officer of TDK Mediactive commented: “Although our fiscal 2003 results reflect an increase in revenue that approached the low end of our financial guidance, we did not achieve our net income target and believe our results are indicative of negative macroeconomic and micro industry trends, supply and demand issues in the video game sector, and the lack of a mega-hit title to serve as a driver to overcome these obstacles. In response to the above factors as well as capital limitations under our loan agreement, we are in the process of streamlining our business plan for fiscal 2004 and in particular for the periods thereafter.”

Renewal of Loan and Security Agreement

TDK Mediactive also announced that it has expanded and renewed its loan and security agreement with its majority shareholder, TDK USA Corp. The renewal provides for a combination of cash advances and letters of credit to fund inventories not to exceed $37 million, $12 million of which is at the discretion of TDK USA. The previous loan and security agreement provided a total of $30 million in borrowings, $10 million of which was at the discretion of TDK USA. The loan will mature on March 31, 2004, coinciding with TDK Mediactive and TDK USA’s fiscal year ends. As of April 30, 2003, the balance outstanding under this facility was $25.3 million, at a floating rate of prime plus 1.5% on the first $25.0 million of borrowings and prime plus 1.75% on borrowings in excess of $25.0 million.

The loan agreement does not require TDK USA to advance more than $25 million to the Company in fiscal 2004 or to advance any amounts to the Company thereafter, and there can be no assurance that TDK USA will do so. If TDK USA were to refuse to make such advances or to demand repayment of the loan upon its scheduled maturity date of April 1, 2004, the Company would need to obtain financing from other sources to satisfy its capital requirements. There can be no assurance that such financing would be available on terms acceptable to the Company, if at all.

Advisory Agreement with Europlay Capital Advisors

TDK Mediactive has entered into a financial advisory services agreement with Europlay Capital Advisors, a Los Angeles, California-based private advisory firm specializing in media and entertainment companies. Europlay, a specialist in the interactive entertainment industry and cross-border media transactions, will assist the company in developing, structuring and securing alternative sources of capital and financing or other strategic alternatives. Such alternatives may include, but are not limited to the sale, merger, consolidation, recapitalization or spin-off of the business, securities or assets of the Company.

Martin Paravato, chief financial officer of TDK Mediactive, commented: “The renewal of the loan agreement provides a significant portion of the funding needed for operations and the development and production of titles for release through March 31, 2004. Although the maximum loan amount possible has been increased by $7 million to $37 million, the revised loan agreement limits the amounts that the Company can expend on development of titles scheduled to be released after March 31, 2004 to a total of $2.0 million. Accordingly, we are working with Europlay Capital Advisors to secure funding sources or other strategic alternatives to support operations and the development of titles for fiscal (March) 2005 and beyond. There is no assurance that we will be successful in obtaining required financing on a timely basis and on terms acceptable to us. Normal development time frames require that development funding be put in place in the next few months in order to deliver quality games to retailers for the holiday season in calendar 2004. Currently there are six SKUs in development for fiscal 2005.”

About TDK Mediactive, Inc.

Southern California based TDK Mediactive, Inc. is a global publisher of high quality interactive entertainment software for the PlayStation®2 computer entertainment system, PS one™ game console, Xbox™ , and the Nintendo GameCube™, Game Boy® Advance and Game Boy® Color systems. The company also publishes titles for personal computers via a co-publishing agreement with Activision Value, a subsidiary of Activision, Inc. The company’s games are based on licensed and original content derived from major motion pictures, video franchises, popular literature and popular culture. TDK Mediactive has exclusive technology and content licenses with Sony Computer Entertainment America Inc., Microsoft Corporation, Nintendo of America Inc., DreamWorks SKG, Disney Interactive, Vivendi Universal Studios, Mattel, Inc., Classic Media, BKN International, DC Comics, Hallmark Entertainment Distribution LLC, BDSP Inc., The Jim Henson Company, General Motors Corporation, Infogrames Interactive, Inc., Activision, Zuffa LLC, and others. TDK Mediactive is 73% owned by TDK USA Corp., a wholly-owned subsidiary of TDK Corporation (NYSE: TDK). More information about TDK Mediactive and its products is available at www.tdk-mediactive.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about TDKM’s business based, in part, on assumptions made by its management. These statements are not guarantees of TDKM’s future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and financial guidance due to numerous factors, including, but not limited to, those described above and the following: the availability of adequate financing to permit implementation of TDKM’s business plan; the willingness of TDK USA to advance amounts in excess of $25 million to TDKM under the existing loan agreement during the current fiscal year; the willingness of TDK USA to extend the existing loan agreement beyond the current fiscal year; the ability of TDKM to obtain funds sufficient to enable it to repay its obligations to TDK USA upon the maturity of its existing loan agreement on April 1, 2004; changes in demand for and the timing of release of TDKM’s products; changes in TDKM’s product mix and consumer preferences for platforms and games; the timing of product approvals and production schedules, customer orders and deliveries; the impact of competitive products and pricing In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry, general domestic and international economic conditions; and the purchasing decisions of major retailers. Specific information concerning these and other such factors is contained in TDKM’s reports as filed with the Securities and Exchange Commission, copies of which may be accessed through the SEC’s Web site at www.sec.gov. Forward-looking statements contained herein speak only as of the date on which they are made, and TDKM does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

TDK Mediactive Contact:

Martin Paravato, CFO

4373 Park Terrace Drive.

Westlake Village, CA 91361

818 707 7063

cfo@tdk-m.com

# # #

TDK Mediactive, Inc., 5/14/ 03

TDK MEDIACTIVE, INC.

Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Net revenues	$3,161	$6,564

Costs and expenses:
Cost of sales	6,428	4,530
General and administrative	931	743
Product development	205	192
Sales and marketing	1,567	1,087

Total costs and expenses	9,131	6,552

Income (Loss) from operations	(5,970)	12
Interest expense – net	(320)	(201)

Net loss before income taxes	(6,290)	(189)
Income taxes	0	0

Net loss	$(6,290)	$(189)

Basic and diluted net loss per share	$(0.27)	$(0.01)

Weighted average basic and
diluted shares outstanding	23,005	22,884

	Three Months Ended March 31,
	2003	2002
Net revenues	$42,218	$31,464

Costs and expenses:
Cost of sales	36,408	22,291
General and administrative	4,591	3,201
Product development	921	640
Sales and marketing	7,351	4,551

Total costs and expenses	49,271	30,683

Income (Loss) from operations	(7,053)	781
Interest expense – net	(1,245)	(611)

Loss before income taxes	(8,298)	170
Income taxes	2	2

Net income (loss)	$(8,300)	$168

Basic and diluted net income
(loss) per share	$(0.36)	$0.01

Weighted average basic and diluted shares outstanding	22,999	22,884

TDK MEDIACTIVE, INC.

Balance Sheets

(in thousands)

	March 31, 2003	March 31, 2002
ASSETS
Cash and cash equivalents	$421	$1,063
Accounts receivable, net	3,075	5,581
Inventories, net	2,548	1,241
Prepaid royalties	9,475	2,048
Prepaid expenses and other	905	783
Software development costs	12,592	8,693

Total current assets	29,016	19,409
Property and Equipment	954	465
Software development cost – net of current portion	0	625
Other long-term assets	69	24

Total assets	$30,039	$20,523

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$3,042	$1,698
Accrued royalties	6,465	2,975
Loan payable to TDK U.S.A.	23,785	14,199
Capital lease obligation	7	7
Deferred revenue	781	2,007

Total current liabilities	34,080	20,886
Deferred revenue – net of current portion	4,975	350
Capital lease obligations, net of current portion	15	21

Common Stock	23	23
Additional paid-in capital	19,954	19,951
Accumulated deficit	(29,008)	(20,708)

Total stockholders’ deficit	(9,031)	(734)

Total liabilities and stockholders’ deficit	$30,039	$20,523

# # #